Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FedEx Corporation Incentive Stock Plan of FedEx Corporation of our report dated June 22, 2004, with respect to the consolidated financial statements of FedEx Corporation included in its Annual Report (Form 10-K/A) for each of the three years in the period ended May 31, 2004, and our report dated June 22, 2004, with respect to the consolidated financial statement schedule of FedEx Corporation included in its Annual Report (Form 10-K) for each of the three years in the period ended May 31, 2004, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee
December 15, 2004